Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE OF LLC UNITS

THIS AGREEMENT FOR PURCHASE AND SALE OF LLC UNITS (this “Agreement”) is made and entered into effective as of July 1, 2016 (the “Effective Date”), by and between SHARPS COMPLIANCE, INC., a Texas corporation, a wholly-owned subsidiary of SHARPS COMPLIANCE CORP. (“Purchaser”), and [REDACTED] and [REDACTED] (collectively “Sellers”).  CITIWASTE, LLC, a New York limited liability corporation (“Citiwaste”), joins in the execution of this Agreement as to Sections 4, 6, 7, 9, and 10 hereof.

Recitals

WHEREAS, Sellers together are the owners of all of the issued and outstanding units of Citiwaste, such units constituting one hundred percent (100%) of the issued and outstanding membership interests of Citiwaste, with [REDACTED] owning 20% of the issued and outstanding membership interests of Citiwaste and [REDACTED] owning 80% of the issued and outstanding membership interests of Citiwaste (collectively the “LLC Units”);

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the LLC Units and all of Sellers’ 100% interest in Citiwaste, however that interest is memorialized, upon the terms and conditions set forth herein; and

WHEREAS, Sellers, joined by Citiwaste, on the one hand, and Purchaser, on the other hand, are making certain representations, warranties, and indemnities as an inducement to each other to enter into this Agreement;

NOW, THEREFORE, for and in consideration of the respective representations, warranties, and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto agree as follows:

Agreement

Section 1.          Purchase of LLC Units.  Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers, at the Closing Date (as hereafter defined), all of the LLC Units, constituting Sellers’ 100% membership interests in Citiwaste, however that interest is memorialized. There are no formal membership certificates. At the Closing, Sellers shall deliver this Agreement executed and delivered to Purchaser and an Irrevocable Membership Interest Power (Schedule I) which shall serve as confirmation and memorialization of the sale contemplated hereby.  Thereafter, Sellers shall execute and deliver such documents and instruments, and take such other actions, as Purchaser may reasonably request to more fully vest in Purchaser full title to the LLC Units and any and all other right, title, interest, claim, or demand of any kind that Sellers may have in connection with the LLC Units .

Section 2.          Closing and Closing Date.  The closing (the “Closing”) of the Transaction shall occur on July 1, 2016, upon the mutual execution and delivery of this Agreement (the “Closing Date”).  The Closing shall take place remotely via the exchange of documents and signatures, on the Closing Date.  The mutual obligations of Sellers and of Purchaser to close on the Closing Date and pay the Aggregate Consideration are conditioned upon other express terms of this Agreement.

Section 3.          Consideration.  At Closing, subject to the terms and conditions of this Agreement, Purchaser shall pay to Sellers the “Aggregate Consideration,” which shall be the amount of $9,000,000, allocable as follows:

A.    Stock certificate(s) or shares in a DRS-eligible book entry account representing the number of duly authorized, validly issued, fully-paid and non-assessable shares of unregistered Common Stock of Sharps Compliance Corp., equivalent to $800,000.00, based upon a market price equal to the 30-day average closing price of the Common Stock through June 30, 2016 (the “Average Stock Price”) shall be held in escrow by Purchaser for a period of one (1) year, i.e., until June 30, 2017, at which time the certificate representing said shares (the “Escrow Shares”) shall be released from escrow and freely tradable, unless Purchaser has received all or any portion of the Escrow Shares pursuant to and in accordance with the indemnification procedure set forth in Section 9 hereof.

B.   The net balance of the Aggregate Consideration, as hereafter described, will be paid to Sellers on the Closing Date as follows: (i) $7,000,000.00 by wire transfer to Sellers’ attorney’s escrow account; and (ii) delivery of certificates (the names to whom the certificates shall be issued will be delivered by Sellers to Purchaser, and Purchaser will thereupon promptly deliver said certificates) or shares in a DRS-eligible book entry account in the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock equivalent to $1,200,000.00, said Common Stock to be priced at the Average Stock Price.  The unregistered stock delivered hereunder at Closing will have the following sales restrictions: (a) Stock having a value of $1,000,000 may be sold under Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), six months after the Closing Date, and (b) the remaining Stock having a value of $200,000 will be subject to a lock-up (the “Lock-Up”) and  may be sold under Rule 144 twelve months after the Closing Date, assuming that any such sale of Common Stock complies with the applicable provisions of Rule 144 at the time of such sale and any other applicable federal and state securities laws. Sellers shall in all respects be responsible for any such compliance with Rule 144 and other applicable federal and state securities laws. Certificates or shares in a DRS-eligible book entry account representing the Common Stock in escrow on June 30, 2017, less any reduction thereof in accordance with the indemnification procedure set forth in Section 9 below will be delivered to Sellers by personal delivery, or nationally recognized overnight courier or by crediting the applicable DRS-eligible book entry account of the Sellers. Purchaser shall also execute and deliver such other documents and instruments, and take such other actions, as Sellers may reasonably request to more fully vest in Sellers perfect title to the Aggregate Consideration.

The Aggregate Consideration is paid in exchange for 100% ownership of the LLC Units. Amounts that may be owing to Sellers or their relatives and affiliates will not be paid as Aggregate Consideration, except as included in Schedules C or D.  However, all of Citiwaste’s liabilities and payables as of the Closing Date and listed on Schedule C will be assumed by Purchaser, unless expressly excluded from assumption on the Schedules.

Section 4.          Representations and Warranties by Sellers and Citiwaste.  Sellers and Citiwaste represent and warrant to Purchaser as follows:

(a)         Title to the LLC Units.  Sellers have good, absolute, and marketable title to one hundred percent (100%) of the LLC Units of Citiwaste, free and clear of all liens, claims, encumbrances, and restrictions of every kind, and under Citiwaste’s Operating Agreement have the complete and unrestricted right, power, and authority to sell, transfer, and assign the LLC Units pursuant to this Agreement.  The delivery of the LLC Units to Purchaser will vest Purchaser with good, absolute, and marketable title to all of the LLC Units of Citiwaste, free and clear of all liens, claims, encumbrances, and restrictions of every kind.

(b)          Organization.  Citiwaste is a duly organized and validly existing New York limited liability corporation, in good standing, with all requisite corporate power and authority to own or lease its properties and conduct its business as now owned, leased, or conducted, and to execute, deliver, and perform this Agreement as to Sections 4, 6, 7, 9, and 10, and each instrument, document, or agreement required hereby to be executed and delivered by it at, or prior to, the Closing.  True and complete copies of Citiwaste’s Operating Agreement and Articles of Organization of Citiwaste have been provided to Purchaser.  Citiwaste is duly qualified as a foreign business entity in good standing in each jurisdiction where the nature of its activities or its properties owned or leased makes such qualification necessary.  Citiwaste has no subsidiaries or any direct or indirect equity interest in any other firm, corporation, or business enterprise.

(c)          Capitalization.  Citiwaste is authorized by its organizational documents and its Operating Agreement to have issued the LLC Units covered by this Agreement.  There are no outstanding warrants, options, contracts, commitments, warranties, agreements, or other rights of any character affecting or relating in any manner to the issuance of Citiwaste’s LLC Units or other securities, or entitling anyone to acquire Citiwaste’s LLC Units or other securities, or entitling anyone to vote or direct the vote of the members of Citiwaste on any matters, elect any member of the board of directors or governing body of Citiwaste, participate in or receive any interest in the revenues, earnings, or proceeds of a sale, or otherwise receive distributions in the event of a liquidation or dissolution of Citiwaste, except as shown on Schedule G.

(d)         Indebtedness.  Sellers and Citiwaste have delivered to Purchaser true copies of all instruments relating to Citiwaste’s long-term and short-term indebtedness as of July 1, 2016, and Citiwaste is not in any default or violation of any provision of any of its outstanding long-term or short-term indebtedness, except as is disclosed herein or on Schedule C hereto. Sellers and Citiwaste affirm that there is no other third-party debt or debt from Citiwaste to officers, employees, or agents of Citiwaste except as is explicitly disclosed herein or in the Schedules hereto.

(e)          Title to and Conveyance of Property.  Except as set forth on Schedule B, as to liens, Citiwaste has good, absolute, and marketable title to all items shown on Schedule B hereto, which include all its equipment, permits, licenses, leaseholds, eleven vehicles (seven of which are leased, as shown on the Schedule), customer contracts, receivables, furniture, intellectual property, and any goodwill that may be otherwise associated with the Company’s assets.  To Sellers’ knowledge, Citiwaste has not been threatened with any action or proceeding under any building or zoning ordinance, regulation, or law. Purchaser acknowledges and agrees that no Citiwaste bank accounts will be included in assets purchased by Purchaser, except that one (1) bank account, [REDACTED] Bank Account Number [REDACTED] will remain open with a minimal amount of cash remaining in the account.

(f)           Intellectual Property.  To the best of Sellers’ knowledge and belief, Citiwaste owns, possesses, and has good title to, all copyrights, trademarks, trademark rights, patents, patent rights, and licenses necessary for the conduct of its business.  Citiwaste and Sellers represent and warrant that, to their knowledge, they have received no notice of a pending lawsuit or claim against Sellers or Citiwaste asserting that Citiwaste (i) does not own the rights to its name or (ii) is infringing on the intellectual property rights of any other person as a result of Citiwaste’s use of its name.  To the best of Sellers’ knowledge and belief, Citiwaste is not infringing upon or otherwise acting adversely to the rights of any person under, or in respect to, any copyrights, trademarks, trademark rights, patents, patent rights, or licenses owned by any person or persons, and there is no claim or pending or threatened action with respect to such rights.

(g)          Taxes, Tax Returns, and Audits.  Any and all taxes of any kind, payable to any taxing entity, which have accrued before the Closing Date are the sole responsibility of Citiwaste and Sellers, and will be, or have been, paid by them.  Except as hereafter set forth, to the best of Sellers’ knowledge, Citiwaste has duly filed all federal, state, and local tax returns required to be filed by it (“Tax Returns”) and has paid all federal, state, and local taxes required to be paid with respect to the periods covered by such Tax Returns.  To the best of Sellers’ knowledge, none of the Tax Returns of, or with respect to, Citiwaste have been audited by any applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the Closing Date.  There is no claim against Citiwaste for any taxes, and no assessment, deficiency, or adjustment has been asserted or proposed with respect to any Tax Returns of or with respect to Citiwaste. Any and all payroll tax liabilities or liabilities under or an account of any issued IRS Form 1099’s of Citiwaste which have accrued before the Closing Date are the sole responsibility of Citiwaste and Sellers, and Citiwaste and Sellers represent that all such liabilities are current. Notwithstanding anything hereinabove to the contrary, Purchaser acknowledges and agrees that individual state sales tax is paid in accordance with state-by-state requirements on an ongoing basis (i.e., estimated monthly with the difference paid quarterly), and will continue to be paid in such manner by Purchaser after Closing.

(h)          Litigation.  There are no legal actions, suits, arbitrations, or other legal administrative or other governmental proceedings pending or, to the best of Sellers’ knowledge, threatened against Citiwaste or its respective properties, assets, or business, except as are expressly disclosed on Schedule E hereto, including vehicular tickets.

(i)           No Brokers or Finders.  Neither Citiwaste nor Sellers has incurred any liability to any broker, finder, or agent for any fees, commissions, or similar compensation with respect to the transaction contemplated by this Agreement, as Achelous Partners, LLC (including [REDACTED]), Purchaser’s investment banker, is being compensated by Purchaser.

(j)           Certain Agreements.  Neither Citiwaste nor Sellers is a party to, or bound by, any contract, agreement, or organizational document which purports to restrict, by virtue of a non-competition, territorial exclusivity, or other provision covering such subject matter, purportedly enforceable by a third party against Citiwaste or Sellers, or any of the officers,  directors, or members of Citiwaste, the scope of the business or operations of Citiwaste, or any of its officers, directors, or members who will be offered employment with Citiwaste after the Closing Date, geographically or otherwise.  Further, no employee, officer, director or member, has any interest in any property, tangible or intangible, including, without limitation, patents, trade secrets, other confidential business information, intellectual property, trademarks, service marks, or trade names, used in or pertaining to the business of Citiwaste, except for the normal rights of employees.  As to certain employees of Citiwaste who will be offered continued employment with Citiwaste by Purchaser, i.e., [REDACTED] and [REDACTED], Sellers will use best efforts to assist Purchaser in retaining these employees after the Closing Date.

(k)          Material Contracts and Commitments.  Citiwaste has provided to Purchaser:  (i) a list of material contracts to which Citiwaste is a party or by which its property is bound (the “Material Contracts”); (ii) a list of all guarantees of, or agreements to indemnify or be contingently liable for, the payment or performance by any person or entity to which Citiwaste is a party (the “Guarantees”); and (iii) a list of all contracts or other formal or informal understandings between Citiwaste and any of its officers, directors, employees, agents, members, or shareholders or their affiliates (the “Related Party Agreements”).  True, accurate, and complete copies of each Material Contract, Guarantee, and Related Party Agreement have been heretofore furnished to Purchaser.  Citiwaste and, to the knowledge of Sellers, each other party thereto, have performed the obligations required to be performed by them to date and are not in default or alleged to be in default under any of the Material Contracts, Guarantees, or Related Party Agreements, and there exists no event, condition, or occurrence which, after notice or lapse of time, or both, would constitute such a default.  All of the Material Contracts, Guarantees and Related Party Agreements are valid, in full force and effect, and, to the knowledge of the Sellers, enforceable against the other parties thereto in accordance with their respective terms.  The Material Contracts, Guarantees, and Related Party Agreements are disclosed on Schedule D hereto.

(l)           Insurance.  To Sellers’ knowledge, all policies of insurance are currently in full force and effect relating to the business or operations of Citiwaste (true and complete copies of which have been furnished to Purchaser).  Citiwaste is presently insured, and since the inception of operations by Citiwaste has been insured, against such risks as companies engaged in the same or substantially similar business would, in accordance with good business practice, customarily be insured.  Citiwaste has given in a timely manner to its insurers all notices required to be given under such insurance policies with respect to all claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions or reserved its rights in respect of or rejected any of such claims.  Citiwaste has not received any notice or other communication from any such insurer canceling or materially amending any of such insurance policies, and no such cancellation is pending or threatened.  The execution of this Agreement and the consummation of the transaction contemplated hereby will not cause such insurance policies to lapse, terminate, or be canceled, and will not result in any party thereto having the right to terminate or cancel such insurance policies. There are no insurance claims pending or, to the best of Sellers’ knowledge, threatened against Citiwaste or its business, except as are expressly disclosed on Schedule E hereto.

(m)          Environmental and Regulatory Matters.  To Sellers’ and Citiwaste’s knowledge:

(i)
Citiwaste has complied with and is currently in compliance with all Environmental Laws (as defined below) (including all permits and authorizations required under Environmental Laws) pertaining to any of the properties and assets of Citiwaste, including any owned or leased personal or real property, or to the use or ownership thereof, or to any property presently or previously used in connection with the business of Citiwaste.  No violation of any Environmental Law is being alleged or threatened or has at anytime been alleged or threatened relating to any of the properties and assets of Citiwaste or in connection with the use or ownership thereof, or to any property presently or previously used in connection with the business of Citiwaste.

(ii)	Citiwaste has complied with and is currently in compliance and operating in accordance with all local, state, and federal laws, rules, and regulations to which Citiwaste’s business is subject, including, but not limited to, all local, state, and federal requirements concerning the licensing and permitting of Citiwaste’s vehicles, equipment, and Premises.

(iii)	Citiwaste has complied with and is currently in compliance and operating in accordance with all requirements of the New York Business Integrity Commission. Purchaser and Sellers agree that the Business Integrity Commission filings relating to the transaction contemplated hereby will be jointly coordinated between Purchaser and Sellers.

(iv)	Neither Citiwaste, nor any properties or assets of Citiwaste, including any owned or leased personal or real property, nor any property presently or previously used in connection with the business of Citiwaste, is subject to, and neither Seller nor Citiwaste has taken any action that will result in, any lien, liability, or obligation arising out of (1) environmental conditions on, under, or about the properties and assets of Citiwaste, including any owned or leased personal or real property, at the present time or in the past, including, the air, soil and groundwater conditions at such properties, or (2) the past or present use, handling, treatment, generation, storage, disposal, release or threatened release of any Hazardous Materials (as defined below), respectively.

(v)	Sellers have disclosed and made available to Purchaser all information, including true, correct, and complete copies of all studies, analyses, and test results, if any (collectively, the “Reports”), in their possession, custody, or control, or otherwise known to Sellers, relating to (1) the environmental conditions on, under or about any the properties and assets of Citiwaste, including any owned or leased personal or real property, at the present time or in the past, including, the air, soil and groundwater conditions at such properties, (2) any Hazardous Materials used, handled, treated, generated, stored, disposed of or transported away from the business of Citiwaste or released by Citiwaste or any other person or entity (including third parties) on, under, about or from any of the properties and assets of Citiwaste, including any owned or leased personal or real property, at the present time or in the past, in connection with the business of Citiwaste, and (3) any violations or notices of default issued by any local, state, or federal regulatory body to which Citiwaste or its business operations are subject.

(vi)	Neither Citiwaste, nor Sellers, nor any of the properties and assets of Citiwaste, including any owned or leased personal or real property, at the present time or in the past, is subject to any outstanding order from, or contractual or other obligation with, any third party in respect of which Citiwaste, Sellers, or Purchaser may be required to incur costs arising from the release or threatened release of Hazardous Materials. Neither Sellers nor Citiwaste has entered into any contractual or indemnification obligation with any third party pursuant to which any of them assumed responsibility for, either directly or indirectly, the remediation of any condition arising from or relating to the release or threatened release of Hazardous Materials.

(vii)	For purposes of this Agreement, “Environmental Laws” means all federal, state, and local statutes, laws, rules, regulations, codes, ordinances, orders, standards, permits, licenses, actions, policies, and requirements (including consent decrees, judicial decisions, and administrative orders) relating to protection, preservation, or conservation of the environment and public or worker health and safety, all as amended, hereafter amended, or reauthorized. For purposes of this Agreement, “Hazardous Materials” means (1) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; (2) hazardous wastes as defined by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; (3) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (4) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. §§ 2011 et seq.; (5) asbestos in any form or condition; (6) any polychlorinated biphenyls; and (7) any other material, substance, or waste to which liability or standards of conduct may be imposed under any Environmental Laws.

(n)          Absence of Changes and Ordinary Course Operations.  There has not been, since May 16, 2016, any material adverse change with respect to the business, assets, results, or operations, prospects, or condition (financial or otherwise) of Citiwaste.  Since May 16, 2016, Citiwaste has not engaged in any transaction or conduct of any kind which would have a material adverse affect on the business, assets, results, or operations, prospects, or condition (financial or otherwise) of Citiwaste.  All of Citiwaste’s actions and inactions since May 16, 2016, have been in the ordinary course of its business as was conducted prior to May 16, 2016.

(o)_        Accredited Investor. Notwithstanding anything herein to the contrary, each Seller hereby represents and warrants to Purchaser, that (i) the Common Stock being acquired by such Seller is acquired for investment purposes only for its own account and not with a view to or in connection with any distribution, re-offer, resale, or other disposition not in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “1933 Act”) and applicable state securities laws; (ii) such Seller is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act; (iii) such Seller, alone or together with its representatives, possesses such expertise, knowledge and sophistication in financial and business matters generally, and in the type of transactions in which Purchaser proposes to engage in particular, that it is capable of evaluating the merits and economic risks of acquiring and holding such Seller’s Common Stock; (iv) such Seller has had access to all of the information with respect to such Seller’s Common Stock that such Seller deems necessary to make a complete evaluation thereof, and has had the opportunity to question Purchaser concerning such Seller’s Common Stock; (v) the decision of such Seller to acquire such Seller’s Common Stock for investment has been based solely upon the evaluation made by such Seller; (vi) such Seller is aware that such Seller must bear the economic risk of its investment in Purchaser for an indefinite period of time because the Common Stock has not been registered under the 1933 Act or under the securities laws of various states, and therefore, cannot be sold unless the Interest is subsequently registered under the 1933 Act and any applicable state securities laws or an exemption from registration is available; (vii) such Seller is aware that only Purchaser can take action to register the Common Stock and Purchaser is under no such obligation and does not propose to attempt to do so; (viii) such Seller is aware that the Agreement provides restrictions on the ability of the such Seller to sell, transfer, assign, mortgage, hypothecate, or otherwise encumber such Seller’s Common Stock; and (ix) such Seller neither is nor will it be obligated for any finder’s fee or commission in connection with such Seller’s investment in Purchaser.

(p)          Disclosure.  To the best of Sellers’ knowledge, no representation or warranty made by Sellers in this Agreement or in any writing furnished or to be furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements not misleading.

(q)          Assets and Liabilities.  In addition to the foregoing representations, the assets and liabilities of Citiwaste are as listed and disclosed on Schedules B and C hereto, which disclosures are true and complete in all material respects.

 (r)          Vehicles and Drivers.  All of Citiwaste’s vehicles and drivers are properly and validly certified with respect to all applicable state, federal, and local laws, rules, and regulations.

Section 5.          Representations and Warranties of Purchaser.  Purchaser represents and warrants to Sellers that:

(a)          Organization.  Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas with all requisite power and authority to execute, deliver, and perform this Agreement and each instrument required hereby to be executed and delivered by it at the Closing.

(b)          Authorization.  The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations pursuant to this Agreement, and the execution, delivery, and performance of each instrument required hereby to be executed and delivered by Purchaser at the Closing have been duly and validly authorized by all requisite action on the part of Purchaser.  This Agreement has been, and each instrument, document, or agreement required hereby to be executed and delivered by Purchaser at, or prior to, the Closing will then be duly executed and delivered by Purchaser.  This Agreement constitutes, and, to the extent it purports to obligate Purchaser, each such instrument, document or agreement will constitute (assuming the due authorization, execution, and delivery by each other party thereto), the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

(c)          Litigation.  There are no legal actions, suits, arbitrations, or other legal administrative or other governmental proceedings pending or, to the best of Purchaser’s knowledge, threatened against Purchaser or its properties, assets, or business.

(d)          Approvals.  No filing or registration with, and no consent, approval, authorization, permit, certificate, or order of any court or government authority is required by any applicable law, order, rule, or regulation of any court or governmental authority to permit, execute, deliver, or consummate the transaction contemplated by this Agreement or any instrument required hereby to be executed and delivered by Purchaser at or prior to the Closing.

(e)          Brokers or Finders.  Purchaser has engaged the services of an investment banker in connection with the transaction contemplated by this Agreement, but that engagement will have no adverse effects upon Purchaser, Sellers, or Citiwaste. Purchaser shall pay all fees and all expenses relating to its engagement of the Purchaser’s investment banker.

(f)          Employment.  Contemporaneously with the execution of this Agreement, Purchaser will enter into employment agreements with [REDACTED] and [REDACTED] which will include employment and post-employment non-competition and non-disclosure covenants, and the execution of these employment agreements is a condition precedent to consummation of the transaction contemplated hereby.  These employment agreements are disclosed in Schedules A-1 and A-2.  Purchaser will also offer employment (not under employment agreements) to all other the persons listed upon Schedule A.

(g)          Bonds and Guarantees.  Purchaser acknowledges that Sellers may have personally guaranteed leases and provided bonds in connection with certain Citiwaste performance obligations. After closing and upon their renewals, Purchaser will replace said guarantees and bonds, and terminate Sellers’ guarantees and bonds.

(h)          Disclosure.  To the best of Purchaser’s knowledge, no representation or warranty made by Purchaser in this Agreement, or in any writing furnished or to be furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements not misleading. Sharps Compliance Corp. is current in its filings with the Securities and Exchange Commission (“SEC”), and none of such SEC filings contain any untrue statement of a material fact, or omit to state any material fact required to make the information contained therein not misleading.

Section 6.          Access to Records. Sellers confirm that, from May 16, 2016 until the Closing Date, Sellers have caused Citiwaste to allow Purchaser full access to all of Citiwaste’s business operations, properties, books, files, and records, including operational, financial, regulatory, customer, human resource, tax, accounting and business records, and other applicable contracts and other legal, environmental, or regulatory documents and inspections, and has made full disclosure of all material records of Citiwaste.

Section 7.          Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the Transaction contemplated hereby is also subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of Citiwaste and Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and there are no errors, misstatements, or omissions in the representations and warranties made in Section 4 by Citiwaste or Sellers which, alone or in the aggregate, have or could have a material adverse effect on Citiwaste, Sellers, or the LLC Units; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Sellers on or before the Closing Date shall have been duly complied with and performed in all material respects; a certificate to the foregoing effect dated the Closing Date and signed by Sellers , and a copy of the resolutions of Citiwaste’s Manager approving the terms of this Agreement as to Citiwaste as to Section 4 are attached hereto as Schedule H;

(b)          No Errors. [Included in subsection (a) above.]

(c)          Delivery of the LLC Units.  Sellers shall have assigned and delivered to Purchaser a lawful and effective assignment of the LCC Units, in form and substance satisfactory to counsel for Purchaser, in the form annexed hereto as Schedule I hereof;

(d)          No Material Adverse Changes.  Since May 16, 2016, no material adverse change in the business, condition (financial or otherwise), assets, operations, or prospects of Citiwaste shall have occurred, and Citiwaste shall not have suffered any damage, destruction, or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Citiwaste, and a certificate to such effect set forth on Schedule H hereof;

(e)          Resignation of Managers and Officers of Citiwaste.  On or before the Closing Date, each Manager and officer, save and except [REDACTED] and [REDACTED], of Citiwaste shall have delivered to Citiwaste his or her resignation as Managers and officers of Citiwaste, as the case may be, effective the Closing Date, from all positions held by such person with Citiwaste, as set forth in the Company Resolution attached hereto on Schedule H hereof;

(f)           Litigation.  At Closing, there shall be no pending or threatened claims or litigation determined to be material by Purchaser, at its sole discretion, which have or may have a material adverse effect on Citiwaste or its business, except as are expressly disclosed herein or on Schedule E hereof;

(g)          Landlord Consent.  Citiwaste, LLC, and FMA FARRAGUT ROAD LLC, an affiliate of Sellers, and the landlord (the “Landlord”) of the premises used by Citiwaste (and the premises pertaining to the transfer station operated under the permit of CMW INDUSTRIES, LLC) located at 100-02 Farragut Road, Brooklyn, New York (the “Premises”), shall  mutually execute and deliver a Lease for the Premises depicted upon Annex A hereto as highlighted in green, blue, and with a red-lined enclosure, with the following basic terms: (i) an initial one-year term, with two consecutive five-year options granted to Citiwaste, at Citiwaste’s sole option, provided that Citiwaste has not been in uncured default during the prior term, (ii) with fixed monthly rental payments of $17,500.00 through the initial term, increased by 3% annually on a cumulative basis on the anniversary of each lease year, and in each option term, and (iii) sufficient parking spaces to service and accommodate the eleven trucks Citiwaste is acquiring (by providing non-exclusive use of that portion of Annex A highlighted in yellow) will be provided to allow Citiwaste to operate efficiently and in compliance with all local and state regulations in accordance with past practice. The Lease shall also provide that during the one-year term of the Lease and any subsequent terms if Citiwaste’s option(s) are exercised, CMW INDUSTRIES, LLC, shall be permitted to use the Transfer Station portion of the Premises, shown on Annex A highlighted in green, along with Citiwaste, and Citiwaste shall compensate CMW INDUSTRIES, LLC’s costs incurred in connection with Citiwaste’s nonexclusive use by paying to CMW INDUSTRIES, LLC, all of its actual operating costs of the Transfer Station portion only (i.e., labor costs, insurance, equipment maintenance, and such other operating expenses as are directly related to CMW INDUSTRIES, LLC’s use of the Transfer Station). If Citiwaste terminates, or does not renew, the Lease after the initial one-year term, Citiwaste shall nevertheless be permitted to continue its nonexclusive use of the Transfer Station portion of the Premises, as a licensee from FMA Farragut Road LLC to it, shown on Annex A highlighted in green, so long as it continues to pay $7,500 monthly (increased by 3% annually) to FMA Farragut Road LLC, and to pay CMW INDUSTRIES, LLC’s operating costs as are described herein.

(h)          Employment Agreements.   Employment Agreements of [REDACTED] and [REDACTED] have been mutually executed and delivered.

Section 8.          Conditions Precedent to Obligations of Sellers.  The obligation of Sellers to consummate the transaction contemplated hereby is subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects as of the date when made and as of the Closing Date as though such representations and warranties had been made at and as of the Closing Date, all the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Purchaser shall have been delivered to Sellers, in the form annexed hereto as Exhibit J hereof.

(b)          Landlord Consent.  The Lease described in Section 7 above shall have          been mutually executed and delivered

Section 9.          Indemnification.

(a)         By Sellers.  Sellers agree to indemnify, defend, and hold Purchaser harmless from, against, and in respect of, all damages.  “Damages,” as used in this Section 9(a), shall include any claims, actions, demands, losses, costs, expenses, liabilities (joint or several), penalties, unpaid taxes, and damages, including attorneys’ fees, resulting to Purchaser from (i) any material inaccurate representation made by Sellers or Citiwaste in this Agreement, (ii) any material breach of any of the warranties made by Sellers or Citiwaste in this Agreement, and (iii) any material breach or default in the performance by Sellers of any of the covenants to be performed by Sellers under this Agreement relating to the confidentiality, non-solicitation, or non-competition provisions under this Agreement, including without limitation the provisions of Section 13 or 14 hereof).  Sellers shall reimburse Purchaser for any payments made by Purchaser that are based on the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect of any Damages to which the foregoing indemnity relates.  Purchaser agrees to give Sellers prompt written notice of any litigation threatened or instituted against Purchaser or Citiwaste that might constitute the basis of a claim for indemnity hereunder by Purchaser against Sellers.  Sellers shall have the right to participate in the defense thereof and to be represented, at the sole expense of Sellers, by counsel to be selected by Sellers.  Purchaser shall not compromise or settle any such claim without the prior consent of Sellers if the effect of any such compromise or settlement would require indemnification by Sellers for all or any part of the amount of said compromise or settlement. Any reimbursements to be made by Sellers under this Section 9 shall be made, subject to Seller’s first rights to participate in the defense of any claim and to its prior consent to any compromise or settlement, by Purchaser’s retention, of such Escrow Shares as are equivalent to the amount(s) to be reimbursed, based on the Average Stock Price.

(b)          By Purchaser.  Purchaser agrees to indemnify, defend, and hold Sellers harmless from, against, and in respect of, all damages.  “Damages,” as used in this Section 9(b), shall include any claims, actions, demands, losses, expenses, liabilities (joint and several), penalties, and damages, including attorneys’ fees resulting to Sellers from (i) any inaccurate representation made by Purchaser in this Agreement, (ii) any breach of any of the warranties made by Purchaser in this Agreement, and (iii) any breach or default in the performance by Purchaser of any of the covenants to be performed by Purchaser under this Agreement.  Purchaser shall reimburse Sellers for any payment made by Sellers after the Closing Date that is based on the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions in respect of any Damages to which the foregoing indemnity relates.  Sellers agrees to give Purchaser prompt written notice of any litigation threatened or instituted against Sellers that might constitute the basis of a claim for indemnity hereunder by Sellers against Purchaser.  Purchaser shall have the right to participate in the defense thereof and to be represented, at the sole expense of Purchaser, by counsel to be selected by Purchaser.  Sellers shall not compromise or settle any such claim without the prior consent of Purchaser if the effect of any such compromise or settlement would require indemnification by Purchaser for all or any part of the amount of such compromise or settlement.

(c)          De Minimis Claims. Purchaser agrees that it will not exercise its rights under this Section 9, unless and until the amounts due hereunder exceed $25,000, and then only for liabilities that exceed $25,000 which are covered by this Section 9.

(d)          Limitation on Damages. Purchaser and Sellers acknowledge and agree that the term “Damages” shall include only direct and actual damages, and in no event any indirect or consequential damages or loss of profits.

(e)           Limitation on Indemnification.   The provisions of Sections 9(a) and 9(b) shall terminate and expire one (1) year after the Closing Date.

Section 10.        Records of Citiwaste. For a period of three (3) years following the Closing Date, Sellers, in connection with any tax audits, shall be entitled to inspect the books of account and records of Citiwaste pertaining to all periods before the Closing Date.

Section 11.        Expenses.  Each of the parties to this Agreement shall be responsible for their respective costs associated with the transaction contemplated by this Agreement.   The provisions of this Section 11 shall survive any termination of this Agreement and be enforceable for a period of one (1) year after the Closing Date.

Section 12.        Publicity; Financial Statements. Purchaser and Sellers (i) acknowledge that Purchaser is required, by the rules and regulations of the Securities and Exchange Commission (“SEC”), to make public disclosure of this Agreement and the transactions contemplated hereby, and (ii) agree to cooperate and to use their best efforts to obtain permission from the SEC to redact personal information relating to Sellers individually. Any proposed publicity relating to the transaction (including without limitation press releases) will at all times be subject to the prior approval of Purchaser and Sellers. Additionally, Purchaser and Seller acknowledge that Purchaser will be required by the SEC rules and regulations to make public certain audited and pro forma financial statements of Citiwaste.  Sellers will fully cooperate with Purchaser and Sellers’ auditors with respect to preparing any financial statements of Citiwaste required by the SEC, which will be prepared at Purchaser’s sole cost and expense.

Section 13.        Nonsolicitation.

As a direct and indispensable part of the consideration for this Agreement to Purchaser, upon which Purchaser has relied and does rely, and for the Aggregate Consideration paid by Purchaser to Seller [REDACTED], individually, under this Agreement, Seller [REDACTED] agrees that for five years after the Closing Date, Seller [REDACTED] shall not, either directly or through others, (a) recruit, solicit, or attempt to recruit or solicit any employee, consultant, or independent contractor of either Citiwaste or Purchaser to become an employee, consultant, or independent contractor to or for any Competing Business, or (b) solicit on behalf of a Competing Business any customers of either Citiwaste or Purchaser with whom Seller [REDACTED] had contact, or whose identity he learned as a result of his employment with Citiwaste.  For purposes of this Agreement, a customer is any person or entity to which either Citiwaste or Purchaser has provided goods or services during Seller [REDACTED] employment with Citiwaste.  For purposes of this Agreement, a “Competing Business” shall refer to any business located within that area which is within a 250-mile radius of the location of Citiwaste’s principal facility in Brooklyn, New York, which provides medical, pharmaceutical, and hazardous waste services for medical and healthcare facilities and any other type of facilities currently being serviced by Citiwaste (i.e., funeral homes, nursing homes, etc.),  and the reselling of sharps containers and the brokering of any services described above, but shall in no event or for any reason be deemed to include hazardous waste services in general, including without limitation hazardous waste hauling, hazardous waste distillation, nor the ownership and operation of transfer stations (unless, with respect to transfer stations, Purchaser purchases CMW Industries, LLC, an affiliate of Sellers, pursuant to a separate agreement, in which event Sellers shall not provide transfer station services to generators of medical waste). Notwithstanding anything hereinabove to the contrary: (i) the radius restriction contained in this paragraph relating to hazardous waste services for medical facilities shall be 75 miles, and not 250 miles; and (ii) Sellers shall be entitled to provide hazardous waste services in connection with waste generated by medical facilities, if performed on behalf of third-party haulers, or parties which did not generate such waste.

Section 14.        Non-Competition.

As a direct and indispensable part of the consideration for this Agreement to Purchaser, upon which Purchaser has relied and does rely, and for the Aggregate Consideration paid by Purchaser to Sellers [REDACTED] and [REDACTED], individually, under this Agreement, for the LLC Units sold by Sellers and for the goodwill and other intangibles owned by Sellers and Citiwaste, Sellers [REDACTED] and [REDACTED] individually, agrees that for five years after the Closing Date, Sellers [REDACTED] and [REDACTED] shall not, either directly or through others, provide to a Competing Business services similar to those Sellers [REDACTED] and [REDACTED] provided to, or through  either Citiwaste or Purchaser.  Sellers [REDACTED] and [REDACTED] acknowledge and agree that this non-competition provision is limited by the type of entities and individuals to whom Sellers [REDACTED] and [REDACTED] may provide services in the future.  For the avoidance of doubt, Sellers [REDACTED] and [REDACTED] will not be prevented from providing the types of activities and services which Sellers [REDACTED] and [REDACTED] provided in their ownership or involvement with Citiwaste, so long as Sellers [REDACTED] and [REDACTED] are not providing those services to a Competing Business.  Notwithstanding the foregoing, Sellers [REDACTED] and [REDACTED] may own, directly or indirectly, solely as an investment, up to five percent (5%) of any class of “publicly traded securities” of any business in competition with either Citiwaste or Purchaser.  For the purposes of this paragraph, the term “publicly traded securities” shall mean securities that are traded on a national securities exchange or listed on the NASDAQ Stock Market.  Sellers [REDACTED] and [REDACTED] acknowledge and agree that the restrictions in this Section 14 as to time, geographical area, and scope of activity to be restrained hereby are reasonable and do not impose greater restraints upon Sellers [REDACTED] and [REDACTED] than are necessary to protect the goodwill and other legitimate business interests of Purchaser, Citiwaste, as owned by Purchaser.

Section 15.        Offset to Restrictions; Remedies.  Seller [REDACTED] understands and agrees that the restrictions contained in Sections 13 and 14 of this Agreement may limit his ability to engage in certain businesses within the restricted area during the period provided for herein, but acknowledges that he will receive sufficiently high remuneration and certain other benefits under this Agreement to justify such restriction.  Seller [REDACTED] acknowledges that money damages would not be a sufficient remedy for his breach of either of Sections 13 or 14, and Seller [REDACTED] agrees that either or both of Citiwaste and Purchaser shall be entitled to enforce the provisions of Sections 13 and 14 by specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond in connection with such remedies.  Such remedies shall not be deemed the exclusive remedies for a breach of Sections 13 and 14, but shall be in addition to all remedies available at law or in equity to either of Citiwaste or Purchaser, including, without limitation, the recovery of damages from Seller [REDACTED].

Section 16.       Agreement Regarding Restrictions.  Purchaser and Seller [REDACTED] expressly understand and agree that the restrictions contained in Sections 13 and 14 are reasonable and necessary to protect the proprietary rights of Citiwaste and Purchaser.  Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, Purchaser and Seller [REDACTED] intend for the restrictions therein set forth to be modified by such court only to the least extent required to make them reasonable and enforceable and, as so modified by the court, to be fully enforced.

Section 17.       Amendment and Waiver.  This Agreement may not be amended or supplemented at any time except by an instrument in writing signed on behalf of each party hereto.  Any provision of this Agreement may be waived at any time by the party entitled to the benefits thereof.  The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach.  The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

Section 18.       Assignment.  No party may assign this Agreement or any right under this Agreement without the prior written consent of the other party, except for an assignment incident to a merger, consolidation, or reorganization of a party.  Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties, any rights or remedies under or by reason of this Agreement.

Section 19.       Notices.  All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, or (ii) sent by nationally recognized overnight delivery service , to the parties hereto at the following addresses:

if to Purchaser:	PERSONAL AND CONFIDENTIAL
Sharps Compliance Corp.
9220 Kirby Drive, Suite 500
Houston, Texas 77054
Facsimile: 713.660.3574
Attn.: David P. Tusa

if to Sellers:	PERSONAL AND CONFIDENTIAL
[REDACTED]
[REDACTED]
Brooklyn, New York 11210

With a copy to:	[REDACTED], Esq.
[REDACTED]
Brooklyn, New York 11210

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 19.  Such notices shall be effective upon actual receipt by the intended recipient.

Section 20.        Trading of Common Stock.

(a)           Sharps Compliance Corp., which is issuing Common Stock to Sellers hereunder, is a publicly traded company with its Common Stock (ticker: SMED) trading on the NASDAQ exchange.  Sellers are aware of this fact and agree that they will act in compliance with the terms of this Agreement, applicable Rule 144 regulations, and other applicable federal and state securities laws as to any sales of Common Stock.

(b)          Certificates evidencing Common Stock shall not contain any restrictive legend (“Unlegended Common Stock”) (i) if and to the extent the Common Stock is no longer subject to the Lock-Up, (ii) following any sale of such Common Stock pursuant to and in compliance with Rule 144, (iii) if such Common Stock is eligible for sale under Rule 144 without the requirement for the Purchaser to be in compliance with the current public information required under Rule 144 as to such Common Stock and without volume or manner-of-sale restrictions, and (iv) if such legend is not required under applicable requirements of the Securities Act of 1933 (including judicial interpretations and pronouncements issued by the staff of the Securities and Exchange Commission) or any state securities laws.  The Purchaser agrees that following such time as a legend is no longer required under this Section 20, it will, no later than seven trading days following the delivery by the Sellers to the Purchaser or its transfer agent of a certificate representing Common Stock issued with a restrictive legend (such seventh trading day, the “Legend Removal Date”), deliver or cause to be delivered to the Sellers Common Stock that is free from all restrictive and other legends (however, the Purchaser shall use reasonable best efforts to deliver such shares within five trading days).  If required by the transfer agent, the Purchaser shall promptly cause its counsel to provide a legal opinion in connection with any legend removal or issuance of shares free from legend hereunder.  Without limiting the Purchaser’s obligation to provide any such legal opinion or its liability for failing to timely do so, and without imposing any obligation on the Sellers, if the Purchaser fails to promptly provide any such required legal opinion, the Purchaser authorizes and shall authorize the transfer agent to accept such legal opinion from [REDACTED] or [REDACTED] or such other counsel as shall be selected by the Sellers in their sole and absolute discretion, the reasonable cost of which legal opinion shall be borne by the Purchaser.    The Purchaser may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section 20.

(c)           In addition to the Sellers’s other available remedies, the Purchaser shall pay to the Sellers, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Common Stock (based on the higher of the Average Stock Price or the closing price of the Common Stock on the last trading day immediately preceding the date such certificate is submitted to the transfer agent) delivered for removal of the restrictive legend, $100 per trading day for each trading day after the Legend Removal Date until such Common Stock is delivered without a legend.  Nothing herein shall limit the Sellers’s right to pursue actual damages for the Purchaser’s failure to deliver Unlegended Common Stock as required hereby, and the Sellers shall have the right to pursue all remedies available to them at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

In lieu of delivering physical certificates representing the Unlegended Common Stock, upon request of a Sellers, so long as the certificates therefor do not bear a legend and the Sellers are not obligated to return such certificate for the placement of a legend thereon, the Purchaser shall cause its transfer agent to establish on its books a DRS-eligible book entry account for the Unlegended Common Stock or electronically transmit the Unlegended Common Stock by crediting the account of Sellers’s prime broker with the Depository Trust Purchaser through its Deposit Withdrawal At Custodian system, provided that the Purchaser’s Common Stock is DTC eligible and the Purchaser’s transfer agent participates in the Deposit Withdrawal At Custodian system.  Such delivery must be made on or before the Legend Removal Date.

Section 21.        Headings.  Headings contained in this Agreement are for reference purposes only, and do not affect the meaning or interpretation of this Agreement.

Section 22.        Counterpart Execution.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute but one and the same instrument.

Section 23.       Integrated Agreement.  This Agreement constitutes the entire agreement between and among the parties.  There are no agreements, understandings, restrictions, warranties, or representations between or among the parties other than those set forth in this Agreement.  This Agreement supersedes all prior agreements and understandings between or among the parties.  The terms and language of this Agreement were negotiated by the parties at arm’s length and will not be construed strictly for or against any party hereto, but rather according to their customary and ordinary meanings.

Section 24.        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any choice of law rules that may direct the application of the laws of another jurisdiction.

Section 25.        Electronic Delivery.  This Agreement may be signed in two or more identical counterparts, and all of such counterparts, when taken together, will be deemed to constitute the original of this Agreement. This Agreement may be executed and delivered via electronic facsimile transmission or as a “.pdf” attachment to an e-mail with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of each other.

[SIGNATURE PAGE TO FOLLOW]

EXECUTED effective as of the Effective Date set forth above.

SELLERS:

[REDACTED]

[REDACTED]

PURCHASER:

SHARPS COMPLIANCE, INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED IN ALL RESPECTS:

SHARPS COMPLIANCE CORP.

By:
Name:
Title:

CITIWASTE, LLC

By:
Name:
Title:

SCHEDULES A through J

[REDACTED]